Exhibit 99.1

January 15, 2004

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Media may contact:

Eloise Hale, Bank of America, 704.387.0013

eloise.hale@bankofamerica.com

Strong revenue growth fuels record 2003 earnings

of $10.8 billion at Bank of America;

Fourth quarter earnings rise to $1.83 per share

Major business lines all achieve double-digit earnings growth in 2003

Revenue rises 10% for the year

Core deposits grow 10% from 2002

Total 2003 average loans grow 6%

Nonperforming assets decline 43% in 2003

CHARLOTTE — Bank of America Corporation today reported fourth quarter earnings of $2.73 billion, or $1.83 per share (diluted), 4 and 8 percent increases, respectively, from $2.61 billion, or $1.69 per share, earned a year ago.

For the full year, Bank of America reported net income of $10.8 billion, or $7.13 per share (diluted), 17 and 21 percent increases, respectively, from $9.25 billion, or $5.91 per share reported in 2002.

During the year, all three of the company’s major businesses significantly increased their net income. The company’s ability to grow deposits and increase market share coupled with strong performance in mortgage, card and investment banking income and a significant improvement in credit quality drove these record earnings.

“Our emphasis this year was on improving the customer’s banking experience and increasing their satisfaction level,” said Kenneth D. Lewis, Bank of America chairman and chief executive officer. “That led to their doing more business with us. Process improvement and a focus on execution were the foundation of these efforts and the driver of why revenue and earnings have exceeded rising investor expectations for 12 straight quarters.”

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Fourth quarter financial highlights (compared to a year earlier)

•	Return on common equity was 22.4 percent.

•	Shareholder Value Added (SVA) grew 19 percent to $1.44 billion.

•	Product sales in the banking centers increased 23 percent.

•	Consumer loans grew to 65 percent of total loans.

•	Mortgage banking income increased 39 percent to $292 million.

•	Card income increased 11 percent to $815 million.

•	Investment banking income increased 9 percent to $458 million.

•	Net charge-offs fell 38 percent.

Customer highlights

•	The company grew consumer checking accounts by 1.24 million in 2003, compared to an increase of 528,000 in 2002. The number of accounts increased by 220,000 in the fourth quarter.

•	The company grew consumer savings products by 640,000 in 2003, compared to a net decline of 265,000 in 2002. The number of net new savings products was 128,000 in the fourth quarter. This growth was driven by initiatives to improve the sales process and by the introduction of Risk Free CDs in late 2002.

•	The company opened 4.3 million new credit card accounts in 2003, compared to 2.7 million in 2002. The number of new credit card accounts increased by 414,000 in the fourth quarter. This growth was driven by the development of more competitive offers, improved technology at the point of sale and an increase in direct mail marketing.

•	During the fourth quarter, the company opened 94 new banking centers, meeting the goal of opening 150 new centers in 2003. The goal is to open at least 150 centers in each of the next two years.

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•	The number of customers expressing the highest level of satisfaction with the company increased 8 percent. This equates to an increase of 1.1 million customers being highly satisfied with their banking experience. These customers are more likely to expand their relationships and lead to long-term revenue growth. In addition, attrition of newly acquired customers declined 9 percent:

•	Commercial customer satisfaction improved 19 percent.

•	Mortgage customer satisfaction increased 16 percent.

•	Check and debit card satisfaction increased 7 percent.

•	Customer dissatisfaction declined 14 percent.
•	Marsico Funds doubled its assets under management to $30.2 billion.

Fourth quarter financial summary (compared to a year ago)

Revenue

Revenue on a fully taxable-equivalent basis grew 9 percent from the previous year to $9.79 billion.

Net interest income on a fully taxable-equivalent basis increased 4 percent to $5.75 billion. This increase was driven by consumer loan growth, the impact of interest rate movement and higher asset/liability management portfolio and core deposit levels. This was partially offset by the impact of lower corporate and foreign loan balances, lower trading-related contributions and lower mortgage warehouse levels. The net interest yield declined 27 basis points to 3.39 percent.

Noninterest income increased 18 percent to $4.04 billion driven by improvements in equity investments, mortgage banking, card, investment and brokerage services and investment banking income. Equity investment gains included $212 million of gains on securities sold that had been received in satisfaction of debt previously charged off in 2002.

During the quarter, the company realized $139 million in net securities gains compared to $304 million a year ago.

Efficiency

Expenses increased 9 percent from a year ago to $5.28 billion. This rise was driven primarily by an increase in benefits cost and revenue-based employee incentives. Marketing expense also increased as the company reinvested productivity gains into advertising and direct mail campaigns. The company also recorded a pre-tax charge of $32 million related to expensing employee stock options. The efficiency ratio was 53.95 percent.

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Credit quality

Overall credit quality continued to improve. Net charge-offs and nonperforming assets continued to decline as a percentage of loans and leases. All major commercial asset quality indicators are showing positive trends while consumer credit quality performance remains stable.

•	Provision for credit losses was $583 million, down 10 percent from $651 million in the third quarter and down 50 percent from $1.17 billion a year earlier.

•	Net charge-offs were $725 million, or 0.77 percent of loans and leases, down 7 percent from $776 million, or 0.86 percent, in the third quarter and down 38 percent from $1.17 billion, or 1.35 percent, a year earlier. Large corporate loans reflected a net recovery of $38 million excluding a $114 million charge-off related to a single European credit. Also related to that credit was a writedown of $92 million on derivatives.

•	Nonperforming assets were $3.02 billion, or 0.81 percent of loans, leases and foreclosed properties as of December 31, 2003. This was down 17 percent from $3.66 billion in the third quarter and down 43 percent from $5.26 billion a year earlier. During the quarter, the company sold $469 million in nonperforming assets, resulting in a modest net recovery.

•	The allowance for loan and lease losses stood at $6.16 billion, or 1.66 percent of loans and leases on December 31, 2003. That was down from $6.26 billion or 1.68 percent, in the third quarter and down from $6.36 billion or 1.85 percent, at the end of 2002. As of December 31, 2003, the allowance for loan and lease losses represented 215 percent of nonperforming loans, up from 183 percent in the third quarter and 126 percent a year earlier. During the quarter, $416 million of reserves related to unfunded lending commitments were reclassified to other liabilities from the allowance for loan and lease losses and all prior periods have been reclassified.

Capital management

Total shareholders’ equity was $48.0 billion at December 31, 2003, down 5 percent from a year ago, and represented 7 percent of period-end assets of $736 billion. The Tier 1 Capital Ratio was 7.85 percent, a decline of 37 basis points from a year ago and 40 basis points from the September 30, 2003 level.

During the quarter, Bank of America issued 7 million shares related to employee options and stock ownership plans and repurchased 56 million shares. Average common shares outstanding were 1.46 billion in the fourth quarter, down 2 percent from 1.50 billion a year earlier.

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2003 full-year financial summary

Revenue

Fully taxable-equivalent revenue, at $38.5 billion, rose 10 percent from $35.1 billion in 2002.

Fully taxable-equivalent net interest income rose 3 percent to $22.1 billion. This growth was driven by higher asset/liability management portfolio and consumer loan levels, as well as larger trading-related contributions and higher mortgage warehouse and core deposit levels partially offset by the impact of lower interest rates and reductions in the corporate, foreign, and exited consumer loan portfolios. The net interest yield declined 39 basis points to 3.36 percent.

Noninterest income grew 21 percent to $16.4 billion, driven by solid growth in fee income, primarily from mortgages and debit and credit cards.

Other income was up 76 percent due to higher levels of residential loan sale gains and income generated from the company’s investment in Mexican bank, Grupo Financiero Santander Serfin.

Net security gains were $941 million as compared to $630 million a year ago.

Efficiency

Based on strong revenue growth, the efficiency ratio improved to 52.23 percent. Noninterest expense grew 9 percent to $20.1 billion, driven by higher benefits costs, revenue-related incentive compensation, increased professional fees including legal expense and increased marketing expense.

Credit quality

Provision expense was $2.84 billion in 2003, a 23 percent decline from 2002. Net charge-offs totaled $3.11 billion, or 0.87 percent of loans and leases, down from $3.70 billion, or 1.10 percent of loans and leases, in 2002.

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2003 full-year business segment results

Consumer and Commercial Banking

Consumer and Commercial Banking (CCB) earned $7.52 billion for the year, a 15 percent rise from 2002. Total revenue grew 11 percent to $26.3 billion while noninterest expense was up 9 percent, driven primarily by marketing and volume-related expenses in mortgage banking. Return on equity was 36.8 percent and SVA grew $1.1 billion to $5.5 billion.

Net interest income increased 5 percent to $16.0 billion.

Noninterest income was up 23 percent to $10.3 billion, driven by higher mortgage banking and card income.

The deepening of customer relationships drove the year’s outstanding CCB results as customers did more business with the bank. Consumer loans increased 6 percent. Average deposits grew 10 percent. Consumer credit and debit card purchase volumes increased 13 and 22 percent, respectively. Sales per day per sales associate increased 22 percent.

Commercial banking also benefited from deeper customer relationships and improved credit quality as earnings increased 17 percent to $1.15 billion in 2003. This was driven by a 12 percent growth in deposits, a 38 percent growth in middle market investment banking fees, including a 37 percent growth in M&A advisory activity, and a 33 percent decline in net charge-offs. Commercial loans rose 4 percent from December 31, 2002 to December 31, 2003.

Global Corporate and Investment Banking

Global Corporate and Investment Banking (GCIB) earnings exceeded $2 billion for the first time, rising 29 percent to $2.01 billion. Revenue increased 3 percent to $8.93 billion due to an increase in market-based activity and strong growth in investment banking fee activity. Provision expense dropped to $477 million from $1.2 billion as credit quality improved significantly. Net charge-offs declined 43 percent and nonperforming assets declined $1.7 billion, or 57 percent. Net interest income was relatively unchanged at $4.83 billion. Expenses increased 7 percent, driven by higher legal and employee incentive costs. Return on equity was 20.9 percent and SVA increased $732 million to $983 million.

The year was marked by the strength of the core businesses as investment banking revenue grew 13 percent to $1.67 billion, led by strong demand for securities underwriting, which grew 34 percent to $963 million. Total trading-related revenue was unchanged at $2.8 billion. Excluding the mark-to-market of credit default swaps used to hedge the portfolio, total trading-related revenue increased 15 percent to $3.1 billion driven by fixed income sales and trading results.

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Period-end corporate loans and leases in the quarter were $41.2 billion, down 29 percent from $57.8 billion in 2002.

Asset Management

Asset Management net income rose 79 percent in 2003 to $670 million, reflecting lower provision expense and $199 million of gains on securities sold that had been received in satisfaction of debt previously charged off in 2002. Revenue increased 11 percent to $2.63 billion. Expenses increased 8 percent due to cost associated with growing distribution, marketing and revenue-driven employee incentives. Return on equity was 24 percent and SVA increased $287 million to $368 million.

Assets under management increased 8 percent to $335.7 billion, led by increases in equities and fixed income products due to increases in market valuations and net sales. Balances in equity funds grew 41 percent from a year earlier, led by Marisco Capital Management.

In 2003, Asset Management exceeded its goal of increasing financial advisors 20 percent and ended the year with 1,150 financial advisors. Additionally, the business completed the roll out of its advice-focused High Net Worth client service model to the franchise.

Equity Investments

Equity Investments reported a loss of $249 million, compared to a loss of $331 million a year ago. Principal Investing reported cash gains of $273 million and $47 million in mark-to-market adjustments during the year offset by $438 million in impairments.

Note: James H. Hance, Jr., vice chairman and chief financial officer, will discuss fourth quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations and institutions with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience for consumers in the United States, serving 1 in 3 American households with 4,200 banking centers, more than 13,100 ATMs and award-winning internet site with more than seven million active online users. Bank of America is rated the number one Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 94 percent of the U.S. Fortune 500 companies and 76 percent of the Global Fortune 500. The seventh most profitable company in the United States, Bank of America had $736 billion in assets, $414 billion in deposits and a market capitalization of $115.9 billion at December 31, 2003. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange. For more information, please go to www.bankofamerica.com.

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Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) costs related to the integration of acquisitions are greater than expected; 5) political conditions and related actions by the United States military abroad adversely affect the company’s businesses and economic conditions as a whole; 6) changes in the interest rate environment reduce interest margins and impact funding sources; 7) changes in foreign exchange rates increase exposure; 8) changes in market rates and prices adversely impact the value of financial products and assets; 9) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 10) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, adversely affect the company or its businesses; and 11) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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Bank of America

(Dollars in millions, except per share data; shares in thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002

Financial Summary
Earnings	$2,726	$2,614	$10,810	$9,249
Earnings per common share	1.86	1.74	7.27	6.08
Diluted earnings per common share	1.83	1.69	7.13	5.91

Dividends per common share	0.80	0.64	2.88	2.44
Closing market price per common share	80.43	69.57	80.43	69.57
Average common shares issued and outstanding	1,463,247	1,499,557	1,486,703	1,520,042
Average diluted common shares issued and outstanding	1,489,481	1,542,482	1,515,178	1,565,467

Summary Income Statement
Net interest income	$5,586	$5,374	$21,464	$20,923
Noninterest income	4,043	3,430	16,422	13,571

Total revenue	9,629	8,804	37,886	34,494
Provision for credit losses	583	1,165	2,839	3,697
Gains on sales of securities	139	304	941	630
Noninterest expense	5,282	4,832	20,127	18,436

Income before income taxes	3,903	3,111	15,861	12,991
Income tax expense	1,177	497	5,051	3,742

Net income	$2,726	$2,614	$10,810	$9,249

Summary Average Balance Sheet
Loans and leases	$371,071	$343,099	$356,148	$336,819
Securities	60,801	83,751	72,267	75,298
Earning assets	675,212	601,881	657,503	573,521
Total assets	780,534	695,559	764,132	662,424
Deposits	418,840	381,381	406,233	371,479
Shareholders’ equity	48,293	48,074	49,204	47,613
Common shareholders’ equity	48,238	48,015	49,148	47,552

Performance Indices

Return on average assets	1.39%	1.49%	1.41%	1.40%
Return on average common shareholders’ equity	22.42	21.58	21.99	19.44

Credit Quality
Net Charge-offs	$725	$1,165	$3,106	$3,697
% of average loans and leases	0.77%	1.35%	0.87%	1.10%
Managed bankcard net charge-offs as a % of average managed bankcard receivables	5.14	4.99	5.36	5.28

	At December 31
	2003	2002
Balance Sheet Highlights
Loans and leases	$371,463	$342,755
Securities	68,240	69,148
Earning assets	628,554	562,432
Total assets	736,445	660,951
Deposits	414,113	386,458
Shareholders’ equity	47,980	50,319
Common shareholders’ equity	47,926	50,261
Book value per share	33.26	33.49

Total equity to assets ratio (period end)	6.52%	7.61%

Risk-based capital ratios:
Tier 1	7.85	8.22
Total	11.87	12.43

Leverage ratio	5.73	6.29

Period-end common shares issued and outstanding	1,441,144	1,500,691

Allowance for credit losses:
Loans and leases	$6,163	$6,358
Unfunded lending commitments	416	493

Total	$6,579	$6,851

Allowance for loans and leases as a % of loans and leases	1.66%	1.85%
Allowance for loans and leases as a % of nonperforming loans	215	126
Nonperforming loans	$2,873	$5,037
Nonperforming assets	3,021	5,262
Nonperforming assets as a % of:
Total assets	0.41%	0.80%
Loans, leases and foreclosed properties	0.81	1.53
Nonperforming loans as a % of loans and leases	0.77	1.47

Other Data
Full-time equivalent employees	133,549	133,944
Number of banking centers	4,227	4,208
Number of ATM’s	13,241	13,013

	Consumer and Commercial Banking	Asset Management	Global Corporate and Investment Banking	Equity Investments	Corporate Other
BUSINESS SEGMENT RESULTS

Three Months Ended December 31, 2003
Total revenue	$6,786	$830	$2,075	$(55)	$152
Net income	1,914	262	576	(67)	41
Shareholder value added	1,337	183	341	(124)	(294)
Return on equity	33.9%	36.0%	26.2%	(12.4)%	n/m
Average loans and leases	$192,685	$23,805	$43,565	$100	$110,916

Three Months Ended December 31, 2002
Total revenue	$6,192	$587	$2,086	$(100)	$202
Net Income	1,721	108	207	(83)	661
Shareholder value added	1,168	26	(119)	(146)	285
Return on equity	34.7%	15.6%	7.4%	(15.6)%	n/m
Average loans and leases	$184,243	$22,950	$60,475	$438	$74,993

n/m = not meaningful

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
SUPPLEMENTAL FINANCIAL DATA

Taxable-equivalent basis data (1)
Net interest income	$5,745	$5,537	$22,107	$21,511
Total revenue	9,788	8,967	38,529	35,082
Net interest yield	3.39%	3.66%	3.36%	3.75%
Efficiency Ratio	53.95	53.90	52.23	52.55

Reconciliation of net income to shareholder value added
Net income	$2,726	$2,614	$10,810	$9,249
Amortization expense	54	54	217	218
Capital charge	(1,337)	(1,454)	(5,406)	(5,707)

Shareholder value added	$1,443	$1,214	$5,621	$3,760

(1)	Fully taxable-equivalent (FTE) is a performance measure used by management in operating the business which management believes provides investors with a more accurate picture of the interest margin for comparative purposes.